Exhibit 10.2

PRIVATE & CONFIDENTIAL

30/7/2025

Mr. Chan Bun

Dear Chan Bun

With reference to your recent application for employment with us, we are pleased to offer you employment subject to a satisfactory reference check. The employment terms are as follows:

1.	Commencing Date	:	30th July, 2025

2.	Job Title	:	Chief Executive Officer and Director

3.	Commencing Salary	:	HK$25,000 per month

4.	Normal Working	:	09:30am-17:30pm (Monday to Friday except Public Holiday)
The working hours are subject to change.
5.	Termination of employment	:	(a) During probation

			●	During the first month of the probationary period either party may elect terminate the service of employment at any time without any notice or payment in lieu.

			●	During the two months immediately following the first month of the probationary period, either party may elect to terminate the service of employment by giving 12 day’s notice in writing or payment in lieu.

			(b)	After probation

			●	After probation, one month’s notice in writing or payment in lieu.

6.	Annual Leave	:	Unless otherwise stated, the Employee is entitled to 14 days paid annual leave per annum, pro-rata per completed months of employment, in addition to Hong Kong General Holidays.

7.	Mandatory Provident Fund	:	The employee will required to make a contribution of 5% of your relevant income, up to a current maximum of HK$1,500 per month, to the Mandatory Fund (MPF) scheme provided by the Company and the Company will make a matching contribution.

Please indicate your acceptance to the above terms of employment by signing and returning the duplicate of this letter to us.

We take this opportunity to welcome you to the family and we look forward to a long and fruitful association.

Yours faithfully,

For & On Behalf of
Billion Group Holdings Limited	Agreed and Accepted by:

Ms. Zhang XiuQiong	Mr. Chan Bun
HKID: V017887(A)